EXHIBIT 99.1.1

CONTACTS:
Ray Tharpe
Investor Relations
561-438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FIRST QUARTER RESULTS
•	GAAP Diluted EPS up 30%

•	Adjusted, Diluted EPS up 25%

•	Sales up 7%
Delray Beach, Fla., April 26, 2007 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced first quarter results for the fiscal period ended March 31, 2007.
FIRST QUARTER RESULTS 1
Total Company sales for the first quarter grew 7% to $4.1 billion compared to the first quarter of 2006. Sales in North America were up 3%, while International sales increased 21% in U.S. dollars and 11% in local currencies. Sales in North America during the first quarter were depressed early in the quarter by the launch of the Microsoft® Windows Vista™ operating system and the related lack of available PC inventory, and later in the quarter by a softening in spending by small business customers.
Net earnings for the quarter were $156 million compared to $130 million in the same quarter of the prior year. Diluted earnings per share were $0.56 in the first quarter of 2007 versus $0.43 in the same period a year ago. Excluding Charges, net earnings as adjusted increased to $168 million in the first quarter of 2007 from $144 million in 2006. Diluted earnings per share as adjusted increased 25% to $0.60 in the first quarter of 2007 from $0.48 in the same period last year1.
“We are pleased that we have a business model that generates profitable growth even in a challenging quarter,” said Steve Odland, Office Depot’s Chairman and CEO. “The strategic initiatives that we have implemented have led to sales growth in each of our Divisions as well as lower operating expenses and expanded total company margins. This overall growth in sales and operating margin expansion was realized despite disruption in supply caused by the release of Microsoft® Windows Vista™ at the end of January and a softening in small business spending during the quarter. Sales in the second quarter may be similarly affected if the current business conditions persist in North America. However, we will continue to manage our business to optimize profitable growth.”
EBIT, as adjusted, was $249 million for the quarter or 6.1% as a percentage of sales, up 40 basis points versus the comparable prior year period1.

[1] Includes non-GAAP information. First quarter results in both periods include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q and 10-K filings. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

Gross margin declined 40 basis points due to lower margins from acquisitions, higher paper costs, and a shift in mix in the North American Business Solutions and International Divisions. Operating expenses decreased as a percentage of sales by approximately 70 basis points due to leverage on higher sales and expense control.
In the first quarter, Office Depot repurchased approximately 2.6 million shares of common stock for $90 million under the repurchase programs previously approved by the Board of Directors. Subsequent to the end of the quarter, the $110 million remaining authorization for repurchases was substantially completed and an additional 2.1 million shares were acquired. Additionally, the Board of Directors authorized share repurchases of an additional $500 million in market value.
Return on Invested Capital (ROIC) for the trailing four quarters, as adjusted, improved 280 basis points to 16.1% as compared to 13.3% in the prior year. Return on Equity (ROE), as adjusted, increased 690 basis points to 23.0% compared to 16.1% for the previous four quarters.
FIRST QUARTER DIVISION RESULTS
North American Retail Division
First quarter sales in the North American Retail Division grew by 3% to $1.8 billion, compared to the same period last year. Comparable store sales in the 1,042 stores in the U.S. and Canada that have been open for more than one year decreased 3% for the first quarter. Comparable sales were significantly negatively impacted during the quarter by the disruption in PC sales caused by the launch of the Microsoft® Windows Vista™ operating system, and a softening in business spending, particularly in furniture sales to small and home office customers.
The North American Retail Division had an operating profit of $155 million for the first quarter of 2007, up from $135 million in the same period of the prior year. During the quarter, Office Depot continued to execute planned store expansions and remodels by opening 16 new stores and remodeling 80. These activities have a short-term negative impact on the Division’s results, but represent an important part of the longer term profitable growth strategy. Despite these cost pressures, operating profit margin improved 90 basis points to 8.4% in the quarter from 7.5% in the prior year period due to higher product margins and disciplined cost management.
At the end of the first quarter, Office Depot operated a total of 1,174 stores throughout the U.S. and Canada.
Inventory per store was $946 thousand as of the end of the first quarter of 2007. Inventory was increased due to early stocking of next generation PCs and laptops equipped with the Microsoft® Windows Vista™ operating system at the end of the quarter.
North American Business Solutions Division
Sales in the North American Business Solutions Division increased by 3% compared to the first quarter of last year. From a channel perspective, first quarter 2007 revenue reflects sales growth of 10% in the contract channel (including the recent Allied acquisition) which more than offset expected declines in the direct selling channel from the Division’s brand consolidation which deliberately reduced some unprofitable business. As with North American Retail, sales in this Division were impacted by a softening in business spending late in the quarter, particularly in the small and medium businesses.
The North American Business Solutions Division had an operating profit of $73 million for the first quarter of 2007 compared to $94 million for the same period of the prior year. Operating margins declined compared to the first quarter of last year, reflecting a continuation of the temporarily higher expense levels associated with the investment in the expansion of both the contract sales force as well as the implementation costs associated with a new furniture delivery program. These expenses, which significantly raised operating costs in the first quarter are expected to moderate over the next few quarters.

International Division
Sales in the International Division including 2006 acquisitions, increased 21% in U.S. dollars compared to the first quarter of 2006, and local currency sales increased 11% over the prior year. Importantly, all channels contributed positive growth and the Division has realized its fifth straight quarter of sales growth in local currencies. Notably, contract sales increased by 9% versus the same period last year, reflecting the Division’s focus on new account acquisition as well as expanding sales with existing customers.
Division operating profit was $82 million in the first quarter of 2007 compared to $69 million in the prior year’s first quarter. Operating profit margin was down slightly to 7.6% in the first quarter of 2007 due to the mix of newly acquired businesses. Excluding acquisitions, operating margins for the Division expanded by 50 basis points. We anticipate that lower operating margins realized in our recent acquisitions will expand from their current levels as we execute our plans to leverage purchasing power and extract additional synergies.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on our corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 42 countries.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of March 31, 2007, Office Depot had 1,174 retail stores in North America and another 360 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.5 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 14, 2007 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	March 31,	December 30,	April 1,
	2007	2006	2006
Assets
Current assets:
Cash and cash equivalents	$194,178	$173,552	$447,725
Short-term investments	—	—	102,350
Receivables, net	1,506,592	1,480,316	1,300,636
Inventories, net	1,582,430	1,559,981	1,297,442
Deferred income taxes	109,898	124,345	135,912
Prepaid expenses and other current assets	144,295	116,931	110,738

Total current assets	3,537,393	3,455,125	3,394,803
Property and equipment, net	1,449,037	1,424,967	1,282,904
Goodwill	1,216,525	1,198,886	892,950
Other assets	532,538	491,124	410,991

Total assets	$6,735,493	$6,570,102	$5,981,648

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,682,696	$1,561,784	$1,386,453
Accrued expenses and other current liabilities	1,153,561	1,224,565	1,017,489
Income taxes payable	47,899	135,448	97,726
Short-term borrowings and current maturities of long-term debt	42,121	48,130	13,080

Total current liabilities	2,926,277	2,969,927	2,514,748

Deferred income taxes and other long-term liabilities	503,986	403,289	350,930
Long-term debt, net of current maturities	568,079	570,752	572,100
Minority interest	16,102	16,023	—

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — 427,494,407 in 2007, 426,177,619 in December 2006 and 422,313,787 in April 2006	4,275	4,262	4,223
Additional paid-in capital	1,723,959	1,700,976	1,575,712
Accumulated other comprehensive income	309,769	295,253	166,047
Retained earnings	3,556,698	3,383,202	2,996,594
Treasury stock, at cost — 152,697,854 shares in 2007, 149,778,235 shares in December 2006 and 134,603,101 shares in April 2006	(2,873,652)	(2,773,582)	(2,198,706)

Total stockholders’ equity	2,721,049	2,610,111	2,543,870

Total liabilities and stockholders’ equity	$6,735,493	$6,570,102	$5,981,648

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	March 31,	April 1,
	2007	2006
Sales	$4,093,600	$3,815,700
Cost of goods sold and occupancy costs	2,821,118	2,613,794

Gross profit	1,272,482	1,201,906

Store and warehouse operating and selling expenses	885,692	843,521
General and administrative expenses	161,530	166,553
Amortization of deferred gain on building sale	(1,873)	—

Operating profit	227,133	191,832

Other income (expense):
Interest income	860	6,259
Interest expense	(12,640)	(11,066)
Miscellaneous income, net	9,821	7,464

Earnings before income taxes	225,174	194,489

Income taxes	69,330	64,959

Net earnings	$155,844	$129,530

Earnings per common share:
Basic	$0.57	$0.44
Diluted	0.56	0.43

Weighted average number of common shares outstanding:
Basic	275,501	291,552
Diluted	280,130	298,338

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	13 Weeks Ended
	March 31,	April 1,
	2007	2006
Cash flow from operating activities:
Net earnings	$155,844	$129,530
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	71,710	74,772
Charges for losses on inventories and receivables	24,651	30,958
Changes in working capital and other	(21,173)	32,536

Net cash provided by operating activities	231,032	267,796

Cash flows from investing activities:
Capital expenditures	(104,078)	(57,005)
Acquisition payments	(22,050)	—
Advance payments	(11,992)	—
Proceeds from disposition of assets and advances returned and other	24,961	899
Purchases of short-term investments	—	(896,275)
Sales of short-term investments	—	794,125

Net cash used in investing activities	(113,159)	(158,256)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	9,333	40,345
Tax benefits from employee share-based payments	5,728	11,954
Acquisition of treasury stock	(90,275)	(398,477)
Treasury stock purchases related to employee plans	(9,801)	—
Net payments on long- and short-term borrowings	(10,130)	(25,850)

Net cash used in financing activities	(95,145)	(372,028)

Effect of exchange rate changes on cash and cash equivalents	(2,102)	7,016

Net decrease in cash and cash equivalents	20,626	(255,472)
Cash and cash equivalents at beginning of period	173,552	703,197

Cash and cash equivalents at end of period	$194,178	$447,725

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)

Total Company	Trailing 4 Quarters
(Dollars in millions)	March 31,	April 1,
	2007	2006	Change
Sales	$15,288.7	$14,391.8	6%

EBIT[1]	$796.0	$401.4	98%
% of sales	5.2%	2.8%	240 bps
EBIT — as adjusted[1]	$853.4	$702.2	22%
% of sales	5.6%	4.9%	70 bps

Net earnings	$542.4	$288.0	88%
Net earnings — as adjusted[1]	$582.0	$469.9	24%

Diluted Earnings Per Share	$1.92	$0.93	106%
Diluted Earnings Per Share — as adjusted[1]	$2.06	$1.52	36%

EBITDA — as adjusted[1]	$1,129.3	$973.2	16%
% of sales	7.4%	6.8%	60 bps

Return on Equity (ROE) — as adjusted[1]	23.0%	16.1%	690 bps

Return on Invested Capital (ROIC) — as adjusted [1]	16.1%	13.3%	280 bps

Average shares	283.2	310.9	-9%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

Q1 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,272.5	31.1%	$0.1	$1,272.6	31.1%
Operating Expenses	$1,045.4	25.5%	$(12.0)	$1,033.4	25.3%
Operating Profit	$227.1	5.5%	$12.1	$239.2	5.8%
Net Earnings	$155.8	3.8%	$11.7	$167.5	4.1%

Diluted Earnings Per Share	$0.56		$0.04	$0.60

Q1 2006	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,201.9	31.5%	$0.2	$1,202.1	31.5%
Operating Expenses	$1,010.1	26.5%	$(18.5)	$991.6	26.0%
Operating Profit	$191.8	5.0%	$18.7	$210.5	5.5%
Net Earnings	$129.5	3.4%	$14.2	$143.7	3.8%

Diluted Earnings Per Share	$0.43		$0.05	$0.48

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)

North American Retail Division
	First Quarter
(Dollars in millions)	2007	2006
Sales	$1,848.6	$1,790.7

% change	3%	5%
Division operating profit	$154.7	$134.8

% of sales	8.4%	7.5%

North American Business Solutions Division
	First Quarter
(Dollars in millions)	2007	2006
Sales	$1,162.4	$1,130.0

% change	3%	8%
Division operating profit	$73.3	$93.6

% of sales	6.3%	8.3%

International Division
	First Quarter
(Dollars in millions)	2007	2006
Sales	$1,082.7	$895.0

% change	21%	(6)%
Division operating profit	$82.1	$68.7

% of sales	7.6%	7.7%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

Other Selected Financial Information
(In thousands, except operational data)	13 Weeks Ended	13 Weeks Ended
	March 31, 2007	April 1, 2006
Cumulative share repurchases under approved repurchase plans ($):	$90,275	$398,477

Cumulative share repurchases under approved repurchase plans (shares):	2,614	11,765

Shares outstanding, end of quarter	274,797	287,711

Amount authorized for future share repurchases, end of quarter ($):	$109,525

Selected Operating Highlights
	13 Weeks Ended	13 Weeks Ended
	March 31, 2007	April 1, 2006
Store Statistics

United States and Canada:
Store count:
Stores opened	16	4
Stores closed	—	2
Stores relocated	—	2
Total U.S. and Canada stores	1,174	1,049

North American Retail Division square footage:	28,841,187	26,257,699
Average square footage per NAR store	24,567	25,031
Inventory per store (end of period)	$946	$935
International Division company-owned:
Store count:
Stores opened	11	—
Stores closed	—	—
Total International company-owned stores	136	70